UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CORPORATE CAPITAL TRUST, INC.

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The following are remarks by management of Corporate Capital Trust, Inc. (the “Company”), its investment advisor, CNL Fund Advisors Company (“CNL”), and its investment sub-advisor, KKR Credit Advisors (US) LLC (“KKR”), during an earnings call held on May 24, 2017 and will made available for replay approximately 48 hours after the call. The remarks relate, in part, to the Company’s previously disclosed plans to pursue a potential listing of the Company’s shares of common stock on a national securities exchange (the “Listing”). As previously disclosed, in connection with the Listing, the board of directors of the Company (the “Board”) also approved, and has recommended to the Company’s stockholders, a number of amendments to the Company’s charter to conform to publicly listed peers of the Company, and the Board unanimously approved a new investment advisory agreement with KKR, which will become effective following the satisfaction of certain conditions, including the Listing and stockholder approval of such agreement.

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CORPORATE CAPITAL TRUST

FIRST QUARTER 2017 EARNINGS CONFERENCE CALL SCRIPT

MAY 24, 2017

Donna:	Welcome and thank you for joining us on Corporate Capital Trust’s First Quarter 2017 Earnings Call. With me today are Tom Sittema, CEO and Chairman of the Board; Chirag Bhavsar, Chief Financial Officer and Chief Operating Officer; Todd Builione, Member of KKR, President of KKR Credit and Capital Markets, and a member of the Corporate Capital Trust Board; as well as Dan Pietrzak, Portfolio Manager for KKR Credit.

Before we begin I would like to call your attention to the customary Safe Harbor disclosure and note that today’s conference call may include forward-looking statements which are based on the belief and assumptions of management and on information which is currently available as of March 31, 2017. Important factors could cause actual results to differ materially from expectations. These factors are fully discussed in our offering prospectus and financial statements as filed with the U.S. Securities and Exchange Commission. We do not intend to update our forward-looking statements or projections unless required by law.

Today’s call is not intended to be an offer for sale of our securities. Corporate Capital Trust’s public offering of its securities is now closed. All of Corporate Capital Trust’s filings can be found on the SEC’s website at SEC.gov. Each listener is encouraged to review those filings together with all other information provided therein.

At this time, I’d like to turn the call over to Tom Sittema, CEO of Corporate Capital Trust.

Tom:	Thank you, Donna, and good morning to all of you. Thanks to each of you for joining us this morning. As we previously announced in early April, the Board of Directors unanimously approved a recommendation to pursue a public listing. We expect that the listing could occur at some point within the next 12 months, subject of course to market conditions and other considerations. Concurrent with a future listing, KKR will operate as the sole advisor of Corporate Capital Trust.

I’d like to take a second to update you on where we are in the process and to let you know next steps. Today we intend to file the definitive proxy with the SEC. The shareholder meeting will be held on August 3, 2017 at 10:00 a.m., and stockholders of record as of May 24, 2017 will be entitled to vote on five separate proposals. The proxy materials will be mailed to stockholders on or about June 1, 2017. We would encourage all shareholders to vote their shares as quickly as possible and this will save you from receiving calls from proxy solicitors and will reduce corporate expenses related to the proxy solicitation.

As stated in the proxy, the Board of Directors unanimously recommends that you would vote “FOR” each of the separate proposals to be considered and voted on at the annual meeting. For additional information please review the definitive proxy statement that we intend to file with the SEC this afternoon.

Due to the fact that Corporate Capital Trust is in an open proxy solicitation, we have elected not to host a question and answer session following this call as is our normal practice.

Before I turn the call over to Chirag, I’d like to thank Ken Wright who recently resigned his board seat after five years of service as a member of the Board of Corporate Capital Trust and I would also like to welcome Laurie Simon Hodrick who was recently appointed as an independent director to the Board. Laurie brings almost 30 years of experience and expertise in valuation, asset management, mergers and acquisitions, capital markets and liquidity, and risk management to her position on the board. She previously served as an independent director and trustee on the boards of a cluster of mutual funds of Merrill Lynch Investment Managers where she served as the financial expert for the audit committee. Her experience will be very valuable as we continue with our plans to pursue a potential listing.

Let me now turn the call over to Chirag Bhavsar, our CFO and Chief Operating Officer to discuss the first quarter results.

Chirag:	Thanks, Tom. I’m just going to touch on a couple of items as the quarter was reasonably straightforward. I’m pleased to report that in addition to the $0.20 per share of distributions declared and paid during the quarter our net asset value increased $0.07 per share, rising from $8.93 at December 31 to $9.00 at March 31, 2017 providing a total return of $0.27 or 3% in the first quarter. The $0.27 increase for the first quarter is the result of a $0.17 increase from net investment income and $0.10 increase from net realized and unrealized gains and losses.

Throughout the first quarter we continued to see good opportunities and have built a strong pipeline. We will continue to rotate the portfolio towards originated investments as we believe these investments provide a better risk reward profile.

During the first three months of 2017, 86.6% of our portfolio investment activity was focused on originated assets as compared to 55.4% in the first three months of 2016. Currently, KKR originated assets make up 66% of the Investment Portfolio, which includes our joint venture and total return swap (TRS) portfolios. The weighted annual yield of these originated debt investments was 10.2% at March 31 compared to 10% at the end of December.

Senior secured investments increased slightly and continues to make up the largest percentage of the Investment Portfolio at 73.6% of the portfolio versus 71.9% at December 31, 2016. Our non-accrual rate increased slightly during the quarter to 1.8% at March 31 from 1.6% December 31st on a fair value basis.

Finally, we declared distributions of $62.3 million during the first quarter, $30.8 million of which was reinvested. We expect our distributions to be covered by taxable income with no return of capital.

With that, I’ll hand it over to Todd.

Todd:	Thank you, Chirag. I’m going to pick up on one of the points that Chirag made in terms of our originated activity and describe why this is critical to understand.

For the last several quarters we’ve discussed how we’ve been rotating our portfolio into newly-originated debt investments given that, from our perspective, the more attractive risk return opportunity is in originated credit relative to the secondary markets. This rotation continued in Q1 with almost 90% of our investment purchases coming from originated transactions.

This strategy, in many ways, is predicated on our ability to partner with the KKR Credit platform to source, structure, and offer financing solutions to a diverse mix of upper middle-market private companies and sponsors. Access to KKR Credit’s proprietary direct originations platform is one of our biggest strategic advantages. We’re able to leverage KKR’s global platform of relationships, investors, and capital markets expertise, and participate in those opportunities that we believe serve in the best interest of our shareholders.

As Tom mentioned, we plan to file the definitive proxy statement with the SEC later today. Our commitment to CCT’s continued success and ensuring a smooth transition as we begin this process leads me to reiterate the Board’s recommendation of voting for each of the proposals to be considered and voted on at the annual meeting. As a reminder, the consolidation of the split roles provided by KKR and CNL will likely provide benefits for CCT shareholders, including a 50 basis point reduction in management fees.

We have great expectations for CCT and look forward to providing you further updates as we move forward.

With that, I’ll turn it over to Dan for some additional comments on the current state of the market.

Daniel:	Thank you, Todd. I will briefly review a few key highlights we’re seeing in the market before turning it back over to Tom. In terms of market color Q1 was a very active period for the US leverage loan market with nearly $170 billion in institutional issuance and over $200 billion of re-pricing activity including re-pricings done via amendment.

Two-thirds of the first quarter of 2017 volume involve some form of re-pricing, as discussed, as corporate issuers sought to reduce their cost of capital, ultimately tightening spreads and driving new issue yields lower for leverage loans. This issuer-friendly environment has led to an increasingly competitive landscape in the middle market lending space.

Given the robust inflows into this space, also impacting technicals, value has been harder to come by. Consistent with this theme, CCT experienced an elevated level of repayments in the first quarter with $187 million in aggregate principal amount repaid, primarily from seven full realizations, 20% of these repayments were attributed to secondary market names.

As a result of current market dynamics we are cautious on risk currently, and we’ve been turning down more deals than we’re investing in maintaining our discipline. Where we have been active, it’s been in those situations where we can leverage CCT’s platform, deep industry knowledge, and sizeable origination footprint with a focus on the larger side of the market and companies with an annual EBITDA between $50 million and $125 million.

In our experience, the competitive dynamics around originated transactions with companies this size are generally superior compared to smaller credits, while at the same time, offering more attractive risk profiles given their scale, both positive attributes in today’s issuer-friendly environment. This is exciting for us as markets are placing an illiquidity premium on transactions that require long-term capital. Given this dynamic we are seeing real value flow through in the form of terms and spreads.

In Q1 CCT made five originated debt investments totaling $221 million. These investments, which averaged $180 million in total tranche size offered a 90 basis point upfront fee and 780 basis point spread over LIBOR on a blended basis. We believe these are attractive terms and our team remains active with a strong pipeline of originated transactions.

As many of you know, I’ve recently taken on the role of portfolio manager for CCT. We’ve been very active in re-underwriting positions and transitioning the portfolio, and while investing is not a riskless business, we feel very good about the progress we’ve made thus far and feel well-positioned to generate attractive risk-adjusted returns in the current environment.

With that, I’ll hand it back over to Tom.

Tom:	Thank you, Dan. As I mentioned earlier, because Corporate Capital Trust is in an open proxy solicitation we are electing not to open the line for questions. On behalf of Corporate Capital Trust and our Board of Directors I want, once again, to thank you for joining us today. We look forward to speaking with you in August after we file our second quarter 10-Q. Have a wonderful day.

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Additional Information and Where to Find It

In connection with the matters described in this document, the Company has filed, and intends to file, relevant materials with the Securities and Exchange Commission (“SEC”), including a preliminary proxy statement on Schedule 14A, which was filed with the SEC on May 11, 2017. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS DESCRIBED IN THIS REPORT. The preliminary proxy statement, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.corporatecapitaltrust.com), or by writing to the Company at 450 S. Orange Avenue, Orlando, Florida 32801 (telephone number 866-650-0650).

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the matters described in this document. Information about the Company’s directors and officers, as well as the identity of other potential participants, and their respective direct or indirect interests in such matters, by security holdings or otherwise, are set forth in the preliminary proxy statement and will be set forth in the other materials to be filed with SEC.

Forward Looking Statements

The information in this document may include “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC.